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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

July 28, 1998

                             HS RESOURCES AGREES TO
                          SELL MID-CONTINENT PROPERTIES

San Francisco, California - HS Resources, Inc. (NYSE: HSE) today announced that it has agreed to sell its Mid-Continent oil and gas subsidiary, HSRTW, Inc., to Universal Resources Corp., a subsidiary of Questar Corp., for $157.5 million. The transaction is scheduled to close, and be effective, on September 1, 1998, with net proceeds to be applied to the repayment of bank debt. HSRTW owns interests in approximately one thousand wells located in the Anadarko and Arkoma basins of Oklahoma and in Texas, with approximately 200 Bcfe of proved reserves as of year-end 1997. First half production was 6,725 Mmcfe, which generated $8.2 million net of related operating expenses and overhead. HS Resources is retaining its ownership of HS Energy Services, Inc., its Tulsa-based gas trading, transportation and marketing subsidiary.

Chief Executive Officer Nicholas J. Sutton stated, "Approximately two years ago we acquired a threshold position in the Mid-Continent when we acquired Tide West Oil Company. Since then, we actively worked the properties, buying some, selling others, to significantly upgrade those assets. In addition, we used 3-D seismic to further our understanding of certain exploratory projects with good success. Our Tulsa staff played a primary role in these efforts, and it is with regret that we will be parting with excellent employees.

"Concurrently, we have been advancing projects in our other core areas. Most notably, our Gulf Coast activities are generating successful results and our detailed technical studies in the D-J Basin led to our acquiring Amoco's properties on which we are pursuing an aggressive exploitation program which is yielding high rates of return. As we balanced these opportunities, we concluded that a divestiture of the Mid-Continent properties would be the optimal course to achieve the best overall combination of balance sheet management and resource allocation."

President Mike Highum added, "Through the value derived from our Mid-Continent activities, we have already realized approximately $126 million in proceeds from production and previous divestitures, less approximately $33 million for cumulative capital expenditures and overhead. Moreover, we are retaining ownership of HS Energy Services, which has contributed more than $4.3 million of pre-tax net operating income since the acquisition in mid-1996. When the proceeds from this divestiture are accounted for, it should be clear that our work in the Mid-Continent created important value for our shareholders."

Chief Financial Officer James E. Duffy also commented, "Net proceeds from this sale will be applied to the repayment of bank debt, which will reduce our leverage and enhance financial flexibility. The stable, long lived, nature of our production has adequately supported our level of debt, which increased our returns to shareholders. However, we recognize the desirability of reducing our leverage to a level closer to our historical norm, and this transaction moves us closer to that goal."

Statements concerning debt repayment, the expected closing of the transaction, the repayment of debt, the deleveraging effect thereof, the continuation of exploration and exploitation successes and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including the risks and uncertainties of closing, Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the company's report on Form 8-K filed February 26, 1997.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain, Mid-Continent and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact: James E. Duffy
         Vice President - Finance and CFO
         415-433-5795